Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-19804,  33-19805,  33-35309,  33-50680,  33-52073,  33-54899,  33-59325,  33-61285,  333-88089,  333-88091,  333-84480,  333-84414,  333-107354, 333-115298, 333-166417 and 333-166418)  pertaining to the various employee benefit plans of  Johnson Outdoors, Inc. of our report dated December 11,  2009 with respect to the consolidated financial statements of Johnson Outdoors, Inc. as of October 2, 2009 and for the year then ended included in this Annual Report (Form 10-K) for the year ended October 1, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
December 9, 2010